                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549



                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                              (Amendment No. 18)*

                               SUN COMPANY, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------

                        (Title of Class of Securities)

                                   866762107
                         ---------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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-----------------------                                  ---------------------
  CUSIP NO. 866762107                   13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            THE GLENMEDE TRUST COMPANY
            23-1512117
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
            N/A                                                 (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
            PENNSYLVANIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5          4,131,763
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6          3,467

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7          3,799,119
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8          399,215

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9                4,279,311


------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11                5.66%


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12                BK


------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
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------------------------                                -----------------------
 CUSIP No. 866762107                                     Page 3 of 6 Pages
------------------------                                -----------------------


                                 SCHEDULE 13G
                                 ------------


ITEM 1(a)      NAME OF ISSUER:  SUN COMPANY, INC.
---------

ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
---------

                    1801 MARKET STREET
                    PHILADELPHIA, PA  19103

ITEM 2(a)      NAME OF PERSON FILING:
---------

                    THE GLENMEDE TRUST COMPANY

ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
---------

                    ONE LIBERTY PLACE - SUITE 1200
                    1650 MARKET STREET
                    PHILADELPHIA, PA  19103

ITEM 2(c)      CITIZENSHIP:
---------

                    PENNSYLVANIA

ITEM 2(d)      TITLE OF CLASS OF SECURITIES:
---------

                    COMMON STOCK

ITEM 2(e)      CUSIP NUMBER:  866762107
---------

ITEM 3         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-
------
               2(b), CHECK WHETHER THE PERSON FILING IS A:

               [_](a)    BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                         ACT,

               [X](b)    BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

               [_](c)    INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE
                         ACT,

               [_](d) INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT

               [_](e) INVESTMENT ADVISOR REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940,
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------------------------                                -----------------------
 CUSIP No. 866762107                                     Page 4 of 6 Pages
------------------------                                -----------------------


               [_](f) EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE RULE 13d-1(b)(1)(ii)(F),

               [_](g) PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE 13d-1(b)(ii)(G); SEE ITEM 7,

               [_](h)    GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(H).

ITEM 4         OWNERSHIP.
------

               (a)  AMOUNT BENEFICIALLY OWNED:  4,279,311 SHARES

               (b)  PERCENT OF CLASS:  5.66%

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 4,131,763 SHARES,

                   (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  3,467
                         SHARES,

                  (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                         3,799,119 SHARES,

                   (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF:  399,215 SHARES.

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------

               IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [_].

                         N/A
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------------------------                                -----------------------
 CUSIP No. 866762107                                     Page 5 of 6 Pages
------------------------                                -----------------------


ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
------

               THE GLENMEDE TRUST COMPANY BENEFICIALLY OWNS THE SECURITIES COVERED BY THIS REPORT IN A FIDUCIARY CAPACITY. PERSONS OTHER THAN THE GLENMEDE TRUST COMPANY HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM OR THE PROCEEDS FROM THE SALE OF SECURITIES COVERED BY THIS REPORT.

ITEM 7         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------
               ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                         N/A

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
------

                         N/A

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.
------

                         N/A

ITEM 10        CERTIFICATION.
-------

               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.
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------------------------                                -----------------------
 CUSIP No. 866762107                                     Page 6 of 6 Pages
------------------------                                -----------------------


                                   SIGNATURE


               AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                         February 12, 1996

                                         THE GLENMEDE TRUST COMPANY


                                         /s/JAMES BELANGER
                                         _________________________
                                         SIGNATURE

                                         JAMES BELANGER
                                         --------------
                                         VICE PRESIDENT
                                         --------------
                                         NAME/TITLE